SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
July 7, 2017

AIR INDUSTRIES GROUP

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of Incorporation	Commission File Number	IRS Employer I.D. Number

360 Motor Parkway, Suite 100, Hauppauge, NY 11788
(Address of Principal Executive Offices)

Registrant’s telephone number: (631) 881-4920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

        Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 7, 2017, Air Industries Group (the “Company”) entered into an Underwriting Agreement with Roth Capital Partners, LLC, as representative of the underwriters listed on Schedule I annexed thereto (the “Underwriters”) for the offering on a firm commitment basis of up to 5,175,000 shares of common stock at an offering price of $1.50 share, including 675,000 shares of common stock upon the exercise in full of the over-allotment option granted to the Underwriters (the “Offering”). The Underwriting Agreement provides for an underwriting discount of 7% of the gross proceeds from the sale of the shares sold in the Offering.

The net proceeds from this Offering, after deducting underwriting discounts and commissions and estimated Offering expenses payable by us, are approximately $6.8 million. We intend to use the net proceeds from this offering to pay approximately $4 million of our outstanding trade payables, redeem approximately $543,501 of our outstanding convertible notes, and for general corporate purposes, including for working capital.

The Underwriting Agreement contains customary representations, warranties, covenants, agreements and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The representations, warranties, covenants and agreements contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Item 3.02	Sale of Unregistered Equity Securities.

On July 12, 2017, the Company issued a total of 1,240,606 shares of common stock to holders of its Subordinated Convertible Notes due May 12, 2018 (the “May 2018 Notes”) upon conversion of $1,860,907 aggregate principal amount of May 2018 Notes upon the consummation of the Offering. The issuance of the shares was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. The certificates representing the shares were endorsed with the customary restrictive Securities Act legend.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 12, 2017, the Company filed an amendment to the certificate of designation authorizing the issuance of its Series A Convertible Preferred Stock (“Series A Preferred Stock”). The amendment provides for the automatic conversion of shares of Series A Preferred Stock into shares of common stock upon the consummation of the Offering at a conversion price of $1.50 per share, subject to receiving stockholder approval of such conversion in accordance with the applicable rules of the NYSE MKT. In addition, the amendment changes the liquidation preference and dividend rights of holders of Series A Preferred Stock to be on a pari passu basis with the Company’s common stock on an as converted basis based upon a conversion price of $4.92 per share. As a result of the consummation of the Offering, once stockholder approval has been obtained, the conversion price of the Series A Preferred Stock will automatically be reduced from $4.92 per share to $1.50 per share, which was the offering price of the shares of common stock in the Offering, and the conversion rate for each share of Series A Preferred Stock converted will be increased from 2.0325 shares of common stock to 6.6667 shares of common stock. The foregoing description of the Certificate of Amendment is not complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 12, 2017, the Company issued a press release announcing the closing of the Offering. A copy of the press release is included as Exhibit 99.1 to this report. The information in this Item 7.01 of this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit Number	Description
1.1
Underwriting Agreement dated July 7, 2017 with Roth Capital Partners, LLC, as representative of the underwriters listed on Schedule I annexed thereto (incorporated herein by reference to Exhibit 1.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 29, 2017).

3.1	Certificate of Amendment to the Certificate of Designation authorizing the issuance of the Series A Preferred Stock as filed with the Secretary of State of Nevada on July 12, 2017.

99.1	Text of press release dated July 12, 2017 issued by Air Industries Group announcing the closing of the offering of its common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2017

AIR INDUSTRIES GROUP

By:	/s/ Michael E. Recca
Michael E. Recca
Chief Financial Officer